EXHIBIT 10.Y.1
AMENDMENT NO. 3 TO THE
EL PASO CORPORATION
2005 COMPENSATION PLAN FOR NON-EMPLOYEE DIRECTORS
     WHEREAS, El Paso Corporation (the “Company”) maintains the El Paso Corporation 2005 Compensation Plan for Non-Employee Directors (the “Plan”), effective as of May 26, 2005; and
     WHEREAS, Section 10.7 of the Plan permits the Board of Directors or the Management Committee (as defined in the Plan) from time to time to amend the Plan, in whole or in part; and
     WHEREAS, the Management Committee, pursuant to the direction of the Board, desires to amend the Plan to permit the modification of prior form of payment elections in accordance with Treasury Notice 2007-86, and to make certain administrative revisions for clarity and to ensure compliance with Section 409A of the Internal Revenue Code of 1986, as amended.
     NOW, THEREFORE, BE IT RESOLVED, that the Plan is hereby amended as follows:
1.   Section 1.1 is amended by revising the last sentence thereof to read as follows:
“For purposes of the Plan, the term “Compensation” shall mean a Director’s annual retainer plus any and all chairman, lead director, committee chairman, committee and/or meeting fees, as applicable.”
2.   Section 5.1 is amended by deleting the last sentence thereof in its entirety.
3.   Section 5.2 is amended by the adding of the following sentence to the end thereof:
“Notwithstanding the foregoing, the Board may designate a deferral of all or a portion of a Participant’s annual retainer in the form of deferred Common Stock, and such deferral shall be deemed to be a “Common Stock Deferral” under Section 6.2(a) below and subject to the “Conversion Premium” described in Section 6.2(a) below.”
4.   Paragraph (a) of Section 6.2 is amended in its entirety to read as follows:
    “(a) If a Participant elects pursuant to Section 5.2 to have all or a specified percentage of his or her Compensation deferred in Common Stock, or if a portion of such Compensation is required by the Company’s By-laws and/or by the Board pursuant to Section 5.2 to be deferred Common Stock, an amount shall be recorded in a Memorandum Deferred Account, in the form of shares of Common Stock, as determined in subsection (b) below, as of the date the Compensation otherwise would have been paid. The amount credited to the Participant’s Memorandum Deferred Account in such case (the “Common Stock Deferral”) shall be equal to the amount actually deferred plus a premium (the

“Conversion Premium”). The Conversion Premium shall be twenty-five percent (25%) of the Compensation actually deferred. The Conversion Premium set forth in this Section 6.2(a) shall not apply to the Long-Term Equity Credit (described in Section 7.1 below) which is included and credited to a Participant’s Memorandum Deferred Account.”
5.   Section 7.1 is amended by replacing the reference to “annual Compensation” with “annual retainer” in the first sentence thereof.
6.   Section 9.1 is amended in its entirety to read as follows:
     “9.1 Payment of Deferred Cash
    (a) When a Participant ceases to be a Director, the Company shall pay to the Participant (or the Participant’s Beneficiary in the case of the Participant’s death) an amount equal to the deferred cash balance of his or her Memorandum Deferred Account, plus interest (at a rate determined pursuant to Section 6.3) on the outstanding deferred cash account balance to the date of distribution, as follows (based on an election made by the Participant at the time the deferral election is made under Section 5.2):
     (i) a lump sum cash payment, or
     (ii) in periodic installments over a period of years.
In the absence of an affirmative election above, such amount shall be paid in a lump sum cash payment. Payment of deferred cash shall be made or, in the case of installments over a period of years, shall begin to be made, in the month following the date on which a Participant ceases to be a Director.
    (b) Notwithstanding the foregoing, with respect to any payments to be made as previously elected by the Participant in accordance with Section 9.1(a), a Participant, in accordance with Internal Revenue Service and Treasury Notice 2007-86, “Notice of Additional 2008 Transition Relief under Section 409A,” may on or before December 31, 2008, change such previous election as to the form of payment (lump sum or periodic installments) and re-elect the form of payment, either a lump sum or periodic installments over a period of years (including a change in the number of years to be paid), and such re-election shall be irrevocable.”
7.   Section 9.2 is amended in its entirety to read as follows:
     “9.2 Payment of Deferred Common Stock
    (a) When a Participant ceases to be a Director, the Company shall distribute Common Stock to the Participant (or the Participant’s Beneficiary in the case of the Participant’s death) in an amount equal to the number of whole shares of Common Stock in a Participant’s Memorandum Deferred Account, as follows (based on an election made by the Participant at the time the deferral election is made under Section 5.2):
    (i) a lump sum distribution, or
    (ii) in annual installments over a period of years.
In the absence of an affirmative election above, such amount shall be distributed in a lump sum distribution. Payment of deferred Common Stock shall be made or, in the case of installments over a period of years, shall begin to be made, in the month following the date on which a Participant ceases to be a Director, or such later date as may be necessary to comply with Section 16(b) of the Securities Exchange Act, as amended and rules promulgated thereunder (the “Exchange Act”).
Any fractional shares of Common Stock held in the Participant’s account shall be paid to the Participant (or the Participant’s Beneficiary in the case of the Participant’s death) in a lump sum cash payment based on the Common Stock’s Fair Market Value on the day preceding the date of such payment.
    (b) Notwithstanding the foregoing, with respect to any payments to be made as previously elected by the Participant in accordance with Section 9.2(a), a Participant, in accordance with Internal Revenue Service and Treasury Notice 2007-86, “Notice of Additional 2008 Transition Relief under Section 409A,” may on or before December 31, 2008, change such previous election as to the form of payment (lump sum or periodic installments) and re-elect the form of payment, either a lump sum or periodic installments over a period of years (including a change in the number of years to be paid), and such re-election shall be irrevocable.”
     IN WITNESS WHEREOF, this Amendment has been executed by the undersigned, thereunto duly authorized, and is made effective as of January 1, 2008.

EL PASO CORPORATION
By:	/s/ Susan B. Ortenstone
Susan B. Ortenstone
Its:	Senior Vice President, Human Resources
Date:	December 10, 2008

Attest:

By:	/s/ Marguerite Woung-Chapman
Corporate Secretary